May 2017

Preliminary Terms No. 1,531

Registration Statement Nos. 333-200365; 333-200365-12

Dated May 8, 2017

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

INTEREST RATE Structured Investments

Floating Rate Notes due 2032

Fully and Unconditionally Guaranteed by Morgan Stanley

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

As further described below, interest will accrue quarterly on the notes at a rate of 5.50% per annum for each day that (A) 6-Month USD LIBOR is greater than or equal to 0.00% and less than or equal to 5.00% (which we refer to as the LIBOR reference rate range) and (B) the closing value of the S&P 500® Index is greater than or equal to 75% of the initial index value (which we refer to as the index reference level). If, on any calendar day during the term of the notes, the LIBOR reference rate is not within the LIBOR reference rate range or the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day. We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below. Investors will not participate in any appreciation of the index. These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving little or no interest on the notes during the entire term of the notes.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	At variable prices. The notes will be offered at a price equal to 100% of the stated principal amount per note until the initial pricing date, which is expected to be May 12, 2017. Thereafter, the notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per note and will not be more than $1,000 per note. See “Commissions and issue price” below.
Stated principal amount:	$1,000 per note
Pricing date:	Expected to be May 12, 2017
Original issue date:	May 24, 2017 ( business days after the pricing date)
Maturity date:	May 24, 2032
Interest accrual date:	May 24, 2017
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Interest:

For each interest payment period: (x) 5.50% per annum times (y) N/ACT; where,

•     “N” = the total number of calendar days in the applicable interest payment period on which (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the index closing value is greater than or equal to the index reference level (each such day, an “accrual day”); and

•     “ACT” = the total number of calendar days in the applicable interest payment period.

It is possible that you could receive little or no interest on the notes. If, on any calendar day during the term of the notes, the LIBOR reference rate is not within the LIBOR reference rate range or the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day. The determination of the index closing value will be subject to certain market disruption events. Please see “Annex A—The S&P 500® Index—Market Disruption Event” below.

Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:	Each February 24, May 24, August 24 and November 24, beginning August 24, 2017; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
LIBOR reference rate:	6-Month USD LIBOR. Please see “Additional Provisions—LIBOR Reference Rate” below.
LIBOR reference rate range:	Greater than or equal to 0.00% and less than or equal to 5.00%
LIBOR reference rate cutoff:	The LIBOR reference rate for any day from and including the fifth New York banking day prior to the related interest payment date for any interest payment period shall be the LIBOR reference rate as in effect for such fifth New York banking day prior to such interest payment date.
Index:	The S&P 500® Index
Underlying index publisher	S&P Dow Jones Indices LLC
Index closing value:	The daily closing value of the index. Please see “Additional Provisions—The S&P 500® Index” below.
Index reference level:	, which is 75% of the initial index value
Index cutoff:	The index closing value for any day from and including the fifth index business day prior to the related interest payment date for any interest payment period shall be the index closing value for such fifth index business day prior to such interest payment date.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Terms continued on the following page
Estimated value on the pricing date:	Approximately $959.60 per note, or within $29.60 of that estimate. See “The Notes” on page 2.
Commissions and issue price:	Price to public(1)(2)	Agent’s commissions(2)	Proceeds to us(3)
Per note	At variable prices	$	$
Total	At variable prices	$	$
(1)	The notes will be offered at a price equal to 100% of the stated principal amount per note until the initial pricing date, which is expected to be May 12, 2017. Thereafter, the notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per note and will not be more than $1,000 per note. See “Risk Factors—The price you pay for the notes may be higher than the prices paid by other investors.”

(2)	Morgan Stanley or one of our affiliates will pay discounts and commissions to dealers, including Morgan Stanley Wealth Management (an affiliate of the agent) and their financial advisors. These discounts and commissions will equal $ per note and, following the initial pricing date, will vary depending on market conditions. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of Proceeds and Hedging” on page 13.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated February 16, 2016

Index Supplement dated January 30, 2017 Prospectus dated February 16, 2016

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Floating Rate Notes due 2032

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

Terms continued from previous page:
Day-count convention:	Actual/Actual
Early redemption:	Not applicable
Specified currency:	U.S. dollars
CUSIP / ISIN:	61766YBL4 / US61766YBL48
Book-entry or certificated note:	Book-entry
Business day:	New York
Calculation agent:

Morgan Stanley Capital Services LLC.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All values used in the interest rate formula for the notes and all percentages resulting from any calculation of interest will be rounded to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%. All dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive on each interest payment date and at maturity or whether a market disruption event has occurred. Please see Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation” below. The calculation agent is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Trustee:	The Bank of New York Mellon
Contact information:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

May 2017	Page 2

Morgan Stanley Finance LLC

Floating Rate Notes due 2032

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

The Notes

The notes offered are debt securities of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Interest will accrue quarterly on the notes at a rate of 5.50% per annum for each day that (a) 6-Month USD LIBOR is greater than or equal to 0.00% and less than or equal to 5.00% and (b) the closing value of the S&P 500® Index is greater than or equal to 75% of the initial index value (which we refer to as the index reference level).  If, on any calendar day during the term of the notes, the LIBOR reference rate is not within the LIBOR reference rate range or the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day. We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below. Investors will not participate in any appreciation of the index. All payments on the notes are subject to our credit risk.

The stated principal amount of each note is $1,000. The issue price will equal 100% of the stated principal amount per note until the initial pricing date and, thereafter, will be variable. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than the issue price. We estimate that the value of each note on the pricing date will be approximately $959.60, or within $29.60 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the LIBOR reference rate and the index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the LIBOR reference rate and the index, instruments based on the LIBOR reference rate and the index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the interest rate, the LIBOR reference rate range and the index reference level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to interest rates, LIBOR and the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

May 2017	Page 3

Morgan Stanley Finance LLC

Floating Rate Notes due 2032

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

Additional Provisions

LIBOR Reference Rate

“LIBOR” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 6 months and an index currency of U.S. dollars and as displayed on Reuters Page LIBOR01; provided that the LIBOR reference rate for any day from and including the fifth New York banking day prior to the related interest payment date for any interest payment period shall be the LIBOR reference rate for such fifth New York banking day prior to such interest payment date; provided further that for the determination of the LIBOR reference rate on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a London banking day, in which case the LIBOR reference rate shall be the LIBOR reference rate on the immediately preceding London banking day.

New York Banking Day

New York banking day means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York, New York.

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Annex A—The S&P 500® Index” in this document and “S&P 500® Index” in the accompanying index supplement.

Index Closing Value Fallback Provisions

The index closing value on any calendar day during the term of the notes on which the index level is to be determined (each, an “index determination date”) will equal the official closing value of the index as published by the underlying index publisher or its successor, or in the case of any successor index, the official closing value for such successor index as published by the publisher of such successor index or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the index closing value for any day from and including the fifth index business day prior to the related interest payment date for any interest payment period shall be the index closing value in effect on such fifth index business day prior to such interest payment date; provided further that if a market disruption event with respect to the index occurs on any index determination date (other than the day on which the initial index value is determined) or if any such index determination date is not an index business day, the closing value of the index for such index determination date will be the closing value of the index on the immediately preceding index business day on which no market disruption event has occurred.

If a market disruption event occurs on the day on which the initial index value is determined, or if such date is not an index business day, the relevant date shall be the next succeeding index business day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five index business days immediately succeeding such scheduled date, then (i) such fifth succeeding index business day shall be deemed to be the relevant date, notwithstanding the occurrence of a market disruption event on such day, and (ii) with respect to any such fifth succeeding index business day on which a market disruption event occurs, the calculation agent shall determine the index closing value on such fifth succeeding index business day in accordance with the formula for and method of calculating the index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index business day of each security most recently constituting the index without any rebalancing or substitution of such securities following the commencement of the market disruption event.

In certain circumstances, the index closing value shall be based on the alternate calculation of the index described under “Annex A—The S&P 500® Index—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation.”

May 2017	Page 4

Morgan Stanley Finance LLC

Floating Rate Notes due 2032

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the index, or any successor index, and (ii) any futures or options contracts related to the index or to any security then included in the index.

For more information regarding market disruption events with respect to the index, discontinuance of the index and alteration of the method of calculation, see “Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation” herein.

May 2017	Page 5

Morgan Stanley Finance LLC

Floating Rate Notes due 2032

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

Hypothetical Examples

How to calculate interest payments

The table below presents examples of the hypothetical interest rate that would accrue on the notes based on the total number of calendar days in a quarterly interest payment period on which the LIBOR reference rate is within the LIBOR reference rate range and the index closing value is greater than or equal to the index reference level. The table assumes that the interest payment period contains 90 calendar days.

The example below is for purposes of illustration only and would provide different results if different assumptions were made. The actual interest rate and payments for each interest payment period will depend on the actual number of calendar days in such interest payment period and the actual index closing value and LIBOR reference rate level on each day during such interest payment period. The applicable interest rate for each quarterly interest payment period will be determined on a per-annum basis, but will apply only to that interest payment period.

N	Hypothetical Interest Rate
0	0.0000%
15	0.9167%
30	1.8333%
45	2.7500%
60	3.6667%
75	4.5833%
90	5.5000%

It is possible that you could receive little or no interest on the notes. If, on any calendar day during the term of the notes, the LIBOR reference rate is not within the LIBOR reference rate range or the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.

May 2017	Page 6

Morgan Stanley Finance LLC

Floating Rate Notes due 2032

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

Historical Information

LIBOR Reference Rate

The following graph sets forth the historical percentage levels of the LIBOR reference rate for the period from January 1, 2002 to May 4, 2017. The historical performance of the LIBOR reference rate should not be taken as an indication of its future performance. We cannot give you any assurance that the LIBOR reference rate will be within the LIBOR reference rate range on any day during any interest payment period during the term of the notes. The graph below does not reflect the return the notes would have yielded during the period presented, including because it does not take into account the index closing value. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

*The bold green line in the graph above represents the lower end of the LIBOR reference rate range (0.00%) and the bold red line represents the upper end of the LIBOR reference rate range (5.00%).

May 2017	Page 7

Morgan Stanley Finance LLC

Floating Rate Notes due 2032

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

The S&P 500® Index

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter for the period from January 1, 2012 through May 4, 2017. The related graph sets forth the daily closing values of the SPX Index for the period from January 1, 2007 through May 4, 2017. The index closing value of the SPX Index on May 4, 2017 was 2,389.52. The historical index closing values should not be taken as an indication of future performance. We cannot give you any assurance that the index will be greater than the index reference level on any day during any interest payment period during the term of the notes. The payment of dividends on the stocks that constitute the index are not reflected in its level and, therefore, have no effect on the calculation of interest on the notes. The graph below does not reflect the return the notes would have yielded during the period presented, including because it does not take into account the LIBOR reference rate. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,946.16	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter (through May 4, 2017)	2,391.17	2,328.95	2,389.52

May 2017	Page 8

Morgan Stanley Finance LLC

Floating Rate Notes due 2032

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

*The bold red line in the graph indicates the hypothetical index reference level of the index, assuming the index closing value of the index on May 4, 2017 were the initial index value.

May 2017	Page 9

Morgan Stanley Finance LLC

Floating Rate Notes due 2032

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the LIBOR reference rate and the index, and other events that are difficult to predict and beyond our control. This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement, index supplement and prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

▪	If there are no accrual days in any interest payment period during the term of the notes, we will not pay any interest on the notes for that interest payment period and the market value of the notes may decrease significantly. It is possible that the LIBOR reference rate will not be within the LIBOR reference rate range or that the index closing value will be less than the index reference level for so many days during any quarterly interest payment period during the term of the notes that the interest payment for that quarterly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero. To the extent that the LIBOR reference rate is not within the LIBOR reference rate range or that the index closing value is less than the index reference level, the market value of the notes is expected decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes at such time.

▪	Investors will not participate in any appreciation in the value of the index. Investors will not participate in any appreciation in the value of the index from the initial index value, and the return on the notes will be limited to the quarterly interest payments that are paid with respect to each interest payment period during the term of the notes, if any.

▪	The LIBOR reference rate for any day from and including the fifth New York banking day prior to the interest payment date of an interest payment period during the term of the notes will be the LIBOR reference rate for such fifth day. Because the LIBOR reference rate for any day from and including the fifth New York banking day prior to the interest payment date of an interest payment period will be the LIBOR reference rate for such fifth day, if the LIBOR reference rate on that New York banking day is not within the LIBOR reference rate range, you will not receive any interest in respect of those five days even if the LIBOR reference rate as actually calculated on any of those days were to be within the LIBOR reference rate range.

▪	The index closing value for any day from and including the fifth index business day prior to the interest payment date of an interest payment period during the term of the notes will be the index closing value for such fifth index business day. Because the index closing value for any day from and including the fifth index business day prior to the interest payment date of an interest payment period will be the index closing value for such fifth index business day, if the index closing value on that index business day is less than the index reference level, you will not receive any interest in respect of those five days even if the index closing value as actually calculated on any of those days were to be greater than or equal to the index reference level.

▪	The historical performance of the LIBOR reference rate and the index are not an indication of their future performance. The historical performance of the LIBOR reference rate and the index should not be taken as indications of their future performance during the term of the notes. Changes in the levels of the LIBOR reference rate and the index will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the LIBOR reference rate will remain within the LIBOR reference rate range or that the index closing value will be equal to or greater than the index reference level on any day during the term of the notes. Furthermore, the historical performance of each of the LIBOR reference rate and the index does not reflect the return the securities would have yielded, including because each does not take into account the other’s performance.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Morgan Stanley Finance LLC

Floating Rate Notes due 2032

6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the LIBOR reference rate, (ii) changes in the level of the index closing value, (iii) volatility of the LIBOR reference rate, (iv) volatility of the index, (v) changes in interest and yield rates, (vi) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the index, or equity markets generally, and that may affect the index, (vii) any actual or anticipated changes in our credit ratings or credit spreads, and (viii) time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Primarily, to the extent that the LIBOR reference rate level remains outside the LIBOR reference rate range or the index closing value is less than the index reference level, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes at such time.

▪	The rate we are willing to pay for notes of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

▪	The price you pay for the notes may be higher than the prices paid by other investors. The agent proposes to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which

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MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Our subsidiaries or affiliates may publish research that could affect the market value of the notes. They also expect to hedge the issuer’s obligations under the notes. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the LIBOR reference rate specifically, or with respect to the index. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. In addition, our affiliates expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the LIBOR reference rate, the index closing value, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index. These potentially subjective determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Annex A—The S&P 500® Index—Market Disruption Event,” “—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation” and the related definitions.

▪	Adjustments to the index could adversely affect the value of the notes. The underlying index publisher can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the notes. The underlying index publisher may discontinue or suspend calculation or publication of the index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index. The calculation agent could have an economic interest that is different than that of investors in the notes insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to the discontinuance of the index.

▪	You have no shareholder rights. As an investor in the notes, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

▪	Investing in the notes is not equivalent to investing in the index or the stocks underlying the index. Investing in the notes is not equivalent to investing in the index or its component stocks.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the index. One or more of our affiliates expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index. As a result, we may be unwinding or adjusting hedge positions during the term of the notes, and our hedging strategy may involve greater and more frequent dynamic adjustments to our hedge as we approach the maturity date. Some of our affiliates also trade in the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities could potentially decrease the index closing value, thus increasing the risk that the index closing value will be less than the index reference level on any day during the term of the notes.

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Use of Proceeds and Hedging

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the notes borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on May 24, 2017, which will be the          scheduled business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will be offered at a price equal to 100% of the stated principal amount per note until the initial pricing date. Thereafter, the notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per note and will not be more than $1,000 per note.

Morgan Stanley or one of our affiliates will pay discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and their financial advisors. These discounts and commissions will equal $         per note and, following the initial pricing date, will vary depending on market conditions. The agent may distribute the notes through Morgan Stanley Wealth Management, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is an affilitate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “The Notes” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest.

Contact Information

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

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Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders—Notes—Floating Rate Notes.”

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the Internal Revenue Service (the “IRS”), and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Considerations,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

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Annex A—The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

Market Disruption Event

With respect to the index, market disruption event means:

(i)	the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the index (or the successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)	a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the index shall be based on a comparison of (x) the portion of the value of the index attributable to that security relative to (y) the overall value of the index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the S&P 500® Index; Alteration of Method of Calculation

If the underlying index publisher discontinues publication of the index and the underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be

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comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined, and, to the extent that the index closing value of the successor index differs from the index closing value at the time of such substitution, proportionate adjustments will be made by the calculation agent to the initial index value and index reference level.

Upon any selection by the calculation agent of the successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If the underlying index publisher discontinues publication of the index or the successor index prior to, and such discontinuance is continuing on, any date on which the index closing value is to be determined and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such date. The index closing value of the index or the successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the notes.

If at any time, the method of calculating the index or the successor index, or the value thereof, is changed in a material respect, or if the index or the successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the index or the successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to the index or the successor index, as adjusted. Accordingly, if the method of calculating the index or the successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the index or the successor index as if it had not been modified (e.g., as if such split had not occurred).

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